EXHIBIT E

Forms of Letters from the Fund
 to Members in Connection with the Fund's Acceptance of Tenders of Interests

THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED YOUR ENTIRE INTEREST IN THE FUND.

October 10, 2016

Dear Member:

Susa Registered Fund, L.L.C. (the "Fund") has received and accepted for purchase your tender of a limited liability company interest in the Fund. Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your interest in the Fund and the manner in which payment of the purchase price is being distributed, in accordance with the terms of the tender offer.

Because you have tendered and the Fund has purchased your entire investment, you have been paid at least 95% of the purchase price based on the estimated unaudited net asset value of the Fund as of September 30, 2016, in accordance with the terms of the tender offer. A cash payment in this amount has been wired directly into your brokerage account through which you invested in the Fund.

The balance of the purchase price will be paid to you after the completion of the Fund's 2016 year-end audit and is subject to year-end audit adjustment. This amount, together with interest, will be paid within ten calendar days after the conclusion of the year-end audit, or on such earlier date as the Fund's Board of Managers may determine, according to the terms of the tender offer. We expect the audit to be completed by the end of February 2017.

Should you have any questions, please feel free to contact the Fund's Administrator, BNY Mellon Alternative Investment Services, at (866) 270-1948.

Sincerely,

Susa Registered Fund, L.L.C.
Enclosure

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THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED A PORTION OF YOUR INTEREST IN THE FUND.

October 10, 2016

Dear Member:

Susa Registered Fund, L.L.C. (the "Fund") has received and accepted for purchase your tender of a portion of your limited liability company interest in the Fund. Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of a portion of your interest.

Since you have tendered only a portion of your investment, you have been paid 100% of the amount requested in cash, provided that your account retains the required minimum balance, in accordance with the terms of the tender offer. The funds were wired directly into your brokerage account through which you invested in the Fund. You remain a member of the Fund with respect to the portion of your interest in the Fund that you did not tender.

Should you have any questions, please feel free to contact the Fund's Administrator, BNY Mellon Alternative Investment Services, at (866) 270-1948.

Sincerely,

Susa Registered Fund, L.L.C.
Enclosure

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